EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated August 3, 2017, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Second Quarter 2017 Earnings
August 3, 2017, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended June 30, 2017 (“2017 Quarter”). Total revenue for the 2017 Quarter increased to $55.9 million from $52.7 million for the quarter ended June 30, 2016 (“2016 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, increased to $14.4 million for the 2017 Quarter from $13.3 million for the 2016 Quarter.
The Park Van Ness mixed-use development opened in May 2016, and, as of June 30, 2017, 260 apartments were leased (95.9%). Concurrent with the opening in 2016, interest, real estate taxes and all other costs associated with the property, including depreciation, began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, net income for the 2017 Quarter was adversely impacted by $0.5 million.
Net income attributable to common stockholders increased to $8.4 million ($0.38 per diluted share) for the 2017 Quarter compared to $7.5 million ($0.35 per diluted share) for the 2016 Quarter.
Same property revenue increased $0.4 million (0.9%), while same property operating income was unchanged for the 2017 Quarter compared to the 2016 Quarter. We define same property revenue as total revenue minus the sum of interest income and revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus the sum of interest expense and amortization of deferred debt costs, depreciation and amortization, general and administrative expense, loss on the early extinguishment of debt (if any), predevelopment expense and acquisition related costs, minus the sum of interest income, the change in the fair value of derivatives, gains on property dispositions (if any) and the results of properties which were not in operation for the entirety of the comparable periods. Shopping Center same property operating income for the 2017 Quarter totaled $31.1 million, a $0.6 million increase from the 2016 Quarter. Mixed-Use same property operating income totaled $9.0 million, a $0.6 million decrease from the 2016 Quarter. The decrease in Mixed-Use same property operating income was due primarily to (a) lower termination fees ($0.3 million) and (b) lower parking revenue ($0.2 million).
As of June 30, 2017, 94.3% of the commercial portfolio was leased (not including the apartments at Clarendon Center and Park Van Ness), compared to 94.9% at June 30, 2016. On a same property basis, 94.2% of the commercial portfolio was leased as of June 30, 2017, compared to 95.5% at June 30, 2016. The apartments at Clarendon Center were 97.5% leased as of June 30, 2017, compared to 97.1% as of June 30, 2016. The apartments at Park Van Ness were 95.9% leased as of June 30, 2017, compared to 34.7% at June 30, 2016.
For the six months ended June 30, 2017 (“2017 Period”), total revenue increased to $114.4 million from $109.6 million for the six months ended June 30, 2016 (“2016 Period”). Operating income increased to $31.8 million for the 2017 Period from $29.6 million for the 2016 Period. The increase in operating income was primarily due to (a) higher property operating income ($4.7 million) partially offset by (b) higher depreciation and amortization of deferred leasing costs ($1.2 million), (c) higher interest expense and amortization of deferred debt costs ($1.0 million), and (d) higher general and administrative expenses ($0.3 million).
Net income attributable to common stockholders increased to $19.0 million ($0.87 per diluted share) for the 2017 Period compared to $17.4 million ($0.81 per diluted share) for the 2016 Period. The increase in net income attributable to common stockholders was primarily due to (a) higher property operating income ($4.7 million) partially offset by (b) depreciation and amortization of deferred leasing costs ($1.2 million), (c) higher interest expense and amortization of deferred debt costs ($1.0 million), (d) higher income attributable to noncontrolling interests ($0.5 million), and (e) higher general and administrative expenses ($0.3 million).

www.SaulCenters.com

Same property revenue decreased 0.2% and same property operating income increased 1.0% for the 2017 Period, compared to the 2016 Period. Shopping Center same property operating income increased 2.3% and mixed-use same property operating income decreased 3.3%. Shopping Center same property operating income increased primarily due to (a) other revenue ($0.7 million), (b) a reduction in property operating expenses, net of recoveries ($0.4 million), and (c) higher base rent ($0.3 million). Mixed-Use same property operating income decreased primarily due to (a) lower termination fees ($0.3 million) and (b) lower parking revenue ($0.1 million).
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $23.0 million ($0.78 per diluted share) in the 2017 Quarter compared to $21.0 million ($0.73 per diluted share) in the 2016 Quarter. FFO for the 2017 Quarter increased primarily due to (a) Park Van Ness ($1.0 million), (b) lower interest expense exclusive of interest expense related to Park Van Ness and Burtonsville Town Square ($0.8 million), and (c) Burtonsville Town Square, which was acquired in January 2017 ($0.5 million). FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items.
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends and the impact of preferred stock redemptions) increased 7.4% to $48.6 million ($1.66 per diluted share) in the 2017 Period from $45.3 million ($1.57 per diluted share) in the 2016 Period. FFO available to common stockholders and noncontrolling interests increased primarily due to (a) Burtonsville Town Square ($0.9 million), (b) Park Van Ness ($0.8 million) and (c) lower interest expense exclusive of interest expense related to Park Van Ness and Burtonsville Town Square ($1.8 million).
Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 59 properties which includes (a) 50 community and neighborhood shopping centers and six mixed-use properties with approximately 9.5 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Real estate investments
Land	$454,041	$422,546
Buildings and equipment	1,266,394	1,214,697
Construction in progress	72,791	63,570
	1,793,226	1,700,813
Accumulated depreciation	(477,565)	(458,279)
	1,315,661	1,242,534
Cash and cash equivalents	12,395	8,322
Accounts receivable and accrued income, net	51,198	53,033
Deferred leasing costs, net	28,143	25,983
Prepaid expenses, net	1,724	5,057
Other assets	11,757	8,096
Total assets	$1,420,878	$1,343,025

Liabilities
Notes payable	$810,108	$783,400
Revolving credit facility payable	83,478	48,217
Construction loan payable	70,077	68,672
Dividends and distributions payable	18,081	17,953
Accounts payable, accrued expenses and other liabilities	25,052	20,838
Deferred income	29,621	30,696
Total liabilities	1,036,417	969,776

Stockholders’ equity
Preferred stock	180,000	180,000
Common stock	219	217
Additional paid-in capital	338,495	328,171
Accumulated deficit and other comprehensive loss	(192,889)	(189,883)
Total Saul Centers, Inc. stockholders’ equity	325,825	318,505
Noncontrolling interests	58,636	54,744
Total stockholders’ equity	384,461	373,249
Total liabilities and stockholders’ equity	$1,420,878	$1,343,025

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	(unaudited)		(unaudited)
Base rent	$45,575	$42,580	$90,051	$85,187
Expense recoveries	8,337	7,892	16,931	17,450
Percentage rent	519	596	901	959
Other	1,476	1,642	6,490	6,040
Total revenue	55,907	52,710	114,373	109,636
Operating expenses
Property operating expenses	6,473	6,060	13,125	14,055
Provision for credit losses	207	384	550	816
Real estate taxes	6,700	6,137	13,290	12,071
Interest expense and amortization of deferred debt costs	11,900	11,655	23,764	22,744
Depreciation and amortization of deferred leasing costs	11,691	10,817	23,033	21,852
General and administrative	4,514	4,407	8,815	8,467
Total operating expenses	41,485	39,460	82,577	80,005
Operating income	14,422	13,250	31,796	29,631
Change in fair value of derivatives	(1)	(3)	(1)	(10)
Net income	14,421	13,247	31,795	29,621
Income attributable to noncontrolling interests	(2,911)	(2,620)	(6,581)	(6,046)
Net income attributable to Saul Centers, Inc.	11,510	10,627	25,214	23,575
Preferred stock dividends	(3,094)	(3,094)	(6,188)	(6,188)
Net income attributable to common stockholders	$8,416	$7,533	$19,026	$17,387
Per share net income attributable to common stockholders
Basic and diluted	$0.38	$0.35	$0.87	$0.81

Weighted Average Common Stock:
Common stock	21,846	21,443	21,796	21,374
Effect of dilutive options	81	73	114	52
Diluted weighted average common stock	21,927	21,516	21,910	21,426

Reconciliation of net income to FFO attributable to common stockholders and noncontrolling interests (1)
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share amounts)	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net income	$14,421	$13,247	$31,795	$29,621
Add:
Real estate depreciation and amortization	11,691	10,817	23,033	21,852
FFO	26,112	24,064	54,828	51,473
Subtract:
Preferred stock dividends	(3,094)	(3,094)	(6,188)	(6,188)
FFO available to common stockholders and noncontrolling interests	$23,018	$20,970	$48,640	$45,285
Weighted average shares:
Diluted weighted average common stock	21,927	21,516	21,910	21,426
Convertible limited partnership units	7,497	7,361	7,476	7,345
Average shares and units used to compute FFO per share	29,424	28,877	29,386	28,771
FFO per share available to common stockholders and noncontrolling interests	$0.78	$0.73	$1.66	$1.57

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of revenue to same property revenue
(in thousands)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Total revenue	$55,907	$52,710	$114,373	$109,636
Less: Interest income	(10)	(12)	(23)	(25)
Less: Acquisitions, dispositions and development properties	(3,288)	(537)	(5,989)	(1,020)
Total same property revenue	$52,609	$52,161	$108,361	$108,591
Shopping Centers	$39,353	$38,495	$81,833	$81,690
Mixed-Use properties	13,256	13,666	26,528	26,901
Total same property revenue	$52,609	$52,161	$108,361	$108,591

Reconciliation of net income to same property operating income
	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net income	$14,421	$13,247	$31,795	$29,621
Add: Interest expense and amortization of deferred debt costs	11,900	11,655	23,764	22,744
Add: Depreciation and amortization of deferred leasing costs	11,691	10,817	23,033	21,852
Add: General and administrative	4,514	4,407	8,815	8,467
Add: Change in fair value of derivatives	1	3	1	10
Less: Interest income	(10)	(12)	(23)	(25)
Property operating income	42,517	40,117	87,385	82,669
Less: Acquisitions, dispositions and development property	2,382	7	4,178	301
Total same property operating income	$40,135	$40,110	$83,207	$82,368

Shopping Centers	$31,138	$30,509	$65,042	$63,584
Mixed-Use properties	8,997	9,601	18,165	18,784
Total same property operating income	$40,135	$40,110	$83,207	$82,368